Molecular Pharmacology (USA) Limited

Molecular Pharmacology (USA) Limited is pleased to advise that its wholly-owned subsidiary, Molecular Pharmacology Pty Ltd (MPL), an Australian company, has executed an agreement with a New York-based company, Dermatology Development Corporation (DDC) to develop and market a range of therapeutic, cosmetic and cosmecutical products based on the ThermaLIFE product range and its active ingredient.

Under the terms of the agreement, DDC is contracted to drive business relationships with a number of third party entities to sell products predominently in the dermatology and cosmetic fields in the US in return for an establishment fee and royalties on the agreements executed as a result of DDC's services, paid for a fixed period net of MPL's costs of sales. The engagement of DDC is limited to the provision of the services in the US, and is for an initial one year period which may be extended by mutual agreement between MPL and DDC.

The signing of this agreement with Professor Perry Robins, M.D. (head of DDC), a high-profile Professor of Dermatology and Chief of the Mohs Micrographic surgery at New York University Medical Center for more than forty years, represents a significant milestone in the expansion of the ThermaLIFE product and its associated technologies, into the US market and the timing is especially important as it coincides with the granting of various patents covering the intellectual property in that territory.

DDC sees this as an opportunity to open up markets in the US for not only the existing product lines but also for the active ingredient to be utilized in new products and creating new business opportunities.

Professor Perry Robins, M.D. is the head of Dermatology Development Corporation and Founder and President of The Skin Cancer Foundation. He is Professor Emeritus of Dermatology and was Chief of the Mohs Micrographic Surgery Unit at New York University Medical Center for more than forty years. He is a pioneer in Mohs Micrographic surgery and has performed more than 40,000 surgical procedures. He is an educator in his field and Dr Robins has trained more than seventy doctors from around the world who are now leaders in dermatologic and skin cancer care.

Dr Robins is also the founder/president of the International Society of Dermatologic Surgery, founder/former president of the American College of Mohs Micrgraphic Surgery and former president of the American Society of Dermatologic Surgery. Dr Robins is an honorary fellow of the American Academy of Dermatology for his outstanding contributions in dermatology and on behalf of The Skin Cancer Foundation he has received numerous Awards for Excellence in Education, Gold Triangle Awards for Excellence in Community Education and a Presidential Citation. He has been honored as a distinguished member of both the American College of Mohs Micrographic Surgery and the American Society of Dermatologic Surgery, and was awarded a Presidential Citation by the International Society of Dermatologic Surgery.

Dr Robins has published over sixty articles in leading medical journals and is the founder of the Journal of Dermatologic Surgery and Oncology. He has authored five books for the general public in addition to his international advancement of his specialty and his commitment to his patients and contribution to education.